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                                                                  Exhibit 23.1





CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cannondale Corporation for the registration of 977,777 shares of its common stock and to the incorporation by reference therein of our report dated August 11, 2000, except for the second paragraph of Note 15, as to which date is August 28, 2000, with respect to the consolidated financial statements and our report on the financial statement schedule of Cannondale Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended July 1, 2000, filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP

Stamford, CT
June 11, 2001